VIA FEDERAL EXPRESS





Sharon Baker Morin, Esq.
State Street Bank and Trust Company
1776 Heritage Drive
Mail Stop A4N
North Quincy, Massachusetts  02171-2197

Dear Ms. Morin,

         Pursuant to section 17 of the custody contract between State Street Bank & Trust Company ("State Street") and Advisers Managers Trust dated as of May 1, 1995, we request that AMT International Investments be added as a series governed by that custody contract. The addition of these series is effective as of May 1, 1997. Please indicate State Street's acceptance of this request by having a duly authorized officer of State Street sign in the space indicated below.

                                                     Sincerely,




                                                     Name:  Michael J. Weiner
                                                     Title:     Vice President
                                                     Advisers Managers Trust

Accepted by State Street
Bank and Trust Company




Name:
Title:

                                   SCHEDULE A
                             ADVISERS MANAGERS TRUST
                               CUSTODIAN CONTRACT




SERIES                                               Date Added to Agreement

AMT Growth Investments                                      May 1, 1995

AMT Partners Investments                                    May 1, 1995

AMT Balanced Investments                                    May 1, 1995

AMT Government Income Investments                           May 1, 1995

AMT Limited Maturity Bond Investments                       May 1, 1995

AMT Liquid Asset Investments                                May 1, 1995

AMT International Investments                               May 1, 1997